Exhibit 3.11

AMENDMENT NO. 1

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

GLOBIX HOSTING, LLC

This Amendment No. 1 to the Limited Liability Company Agreement (the "Agreement") of Globix Hosting, LLC (the "Company"), dated as of January 31, 2007 (this “Amendment”), is entered into by Quality Technology Services Northeast, LLC, a Delaware limited liability company, as the sole equity member.

1.      Amendment.

Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“2.      Name.

The name of the Company shall be Quality Technology Services, N.J., LLC, or such other name as the Member may from time to time hereafter designate.”

2.      Binding Effect.   This Amendment shall be binding upon, and shall enure to the benefit of, the party hereto and its respective successors and assigns.

3.      Agreement in Effect.   Except as hereby amended, the Agreement shall remain in full force and effect.

4.      Governing Law.   This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

5.      Severability.   Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

QUALITY TECHNOLOGY SERVICES NORTHEAST, LLC

By:	/s/ Chad L. Williams
	Name:	Chad L. Williams
	Title:	CEO